Exhibit 99.1

The Chefs’ Warehouse Acquires Bassian Farms, Inc.

Acquisition Accelerates Specialty Protein Expansion on West Coast

Ridgefield, CT, - February 25, 2019 -- The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company”), a premier distributor of specialty food products in North America, today announced that it has acquired substantially all of the assets of Bassian Farms, Inc. (“Bassian Farms”), based in San Jose, CA. Founded in 1995, Bassian Farms is a specialty protein manufacturer and distributor in the metro San Francisco area.

“I would like to welcome the entire Bassian Farms organization, including founders Dan and Lee Bassian, into our growing family of companies,” said Christopher Pappas, Chairman and Chief Executive Officer of the Company. “We believe that this acquisition further enhances our ability to deliver quality protein products while optimizing our existing production and distribution capacity in Northern California.”

For over 25 years, Bassian Farms has supplied Northern California’s restaurants with high quality beef, poultry, pork, and seafood products.  It pioneered the effort to bring natural, sustainable, local, and antibiotic-free meat and poultry to the San Francisco Bay Area’s chefs.

“We are a family company with a focus on providing quality and service to our customers.  Chefs’ Warehouse shares these values and will help us to expand upon our customer-centric business model,” said Dan Bassian, Co-Founder of Bassian Farms.

Bassian Farms is expected to generate approximately $50.0 million in annualized net sales. Other terms of the transaction were not disclosed.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s ability to successfully deploy its operational initiatives to achieve synergies from its acquisitions; the Company’s sensitivity to general economic conditions, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risks of loss of revenue or reductions in operating margins in the Company’s center-of-the-plate category as a result of competitive pressures; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s and its customers’ sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 9, 2018  and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415